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Exhibit 99.2
Nurix Therapeutics Presents New Data from the Phase 1 Trial of Bexobrutideg (NX-5948) in Waldenström Macroglobulinemia at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition

Objective response rate (ORR) of 75.0% including three very good partial responses (VGPR) in heavily pre-treated Waldenström macroglobulinemia patients
With a median follow up of 8.1 months, median duration of response (DOR) and median progression-free survival (PFS) have not been reached
Encouraging efficacy and favorable tolerability support continued development of bexobrutideg in Waldenström macroglobulinemia
Nurix will host a webcast to discuss the data presented at the ASH Annual Meeting and provide a corporate update today at 8:15 p.m. ET
BRISBANE, CA, December 8, 2025 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines in oncology and autoimmune disease, today presented new clinical data from patients with relapsed or refractory Waldenström macroglobulinemia (WM) treated in the Phase 1 clinical trial of its Bruton’s tyrosine kinase (BTK) degrader bexobrutideg (NX-5948). These data will be presented by Scott Huntington M.D., MPH, Associate Professor of Internal Medicine (Hematology), Yale School of Medicine, and a clinical investigator on the trial, on December 8, 2025, at 6 p.m. ET at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition being held in Orlando, FL.
“The data presented at ASH in this older and heavily pre-treated WM population that includes patients with MYD88 and CXCR4 mutations continue to demonstrate encouraging activity of bexobrutideg with durable and deepening responses with longer time on treatment,” said Paula G. O’Connor, M.D., chief medical officer of Nurix. “Bexobrutideg was well tolerated, consistent with the overall study population and previous disclosures.”
“Collectively, these clinical data and recent data highlighting the unique properties of our potent and highly selective BTK degrader contribute to a growing body of evidence that support bexobrutideg’s potential to be the best-in-class and an important new therapeutic option for patients,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We believe bexobrutideg is an innovative therapy with the potential to transform care in CLL, WM, and additional NHL indications, while supporting long-term value creation as its development expands into inflammatory and autoimmune settings.”
The data presented at the 2025 ASH Annual Meeting include patients with WM (n=31) treated with bexobrutideg at doses ranging from 200 mg to 600 mg once daily by oral administration from both the Phase 1a dose escalation and Phase 1b cohort expansions. Among the 31 WM patients, the median age was 71.0 years (range 49–88 years), and the median number of prior lines of therapy was 3 (range 1-7). All 31 patients previously had been treated with a BTK inhibitor (100%), 28 had received prior chemotherapy/chemo-immunotherapy (90.3%), four had received a prior non-covalent BTK inhibitor (12.9%), and four patients had received prior treatment with a BCL2 inhibitor (12.9%). Twenty-four patients (77.4%) had mutations in MYD88, and six patients (19.4%) had mutations in CXCR4. Three patients (9.7%) had central nervous system (CNS) involvement at baseline.
Bexobrutideg was well tolerated in patients with WM, consistent with the overall study population and previous disclosures. Adverse events (AEs) were predominantly low grade with the most common being neutropenia (29.0%), petechiae (29.0%), diarrhea (25.8%), anemia (22.6%), purpura/contusion (22.6%), and thrombocytopenia (19.4%). There were no dose limiting toxicities observed and no grade 5 AEs. Two treatment emergent AEs led to drug discontinuation. No new onset atrial fibrillation was observed.
As of the September 19, 2025 data cut, 28 patients were evaluable for response. Bexobrutideg demonstrated an objective response rate (ORR) of 75.0%, including very good partial responses (VGPR) in three patients (10.7%), partial responses (PR) in 14 patients (50.0%), and minor responses (MR) in four patients (14.3%). Six patients (21.4%) had a best response of stable disease (SD). In a subgroup analysis of patients with 2 or more disease assessments (n=23), ORR was 82.6% and disease control rate (DCR) was 100.0%.
Responses were observed in patients regardless of their baseline mutations in MYD88 and CXCR4. Out of three patients with CNS involvement (2 with systemic disease), two have responded and none progressed. Overall, responses were durable. With a median follow up of 8.1 months, median duration of response and median progression-free survival were not reached. As of the September 19, 2025 data cut, fourteen patients had continued on treatment for more than six months, and six patients had remained on treatment for more than one year.
Nurix Webcast Details
Date and time: Monday, December 8, 2025, 8:15 p.m. ET
Access Details: The live webcast and subsequent archived replay will be available in the investor section of www.investors.nurixtx.com.

About Bexobrutideg (NX-5948)
Bexobrutideg is an investigational, orally bioavailable, brain penetrant, highly selective small molecule degrader of BTK currently being evaluated in the DAYBreak CLL-201 clinical trial (NCT07221500), a pivotal single-arm Phase 2 study of bexobrutideg in patients with relapsed or refractory chronic lymphocytic leukemia. Nurix also continues enrollment in the NX-5948-301 Phase 1a/1b clinical trial (NCT05131022) of bexobrutideg in patients with relapsed or refractory B cell malignancies. Additional information on the ongoing clinical trials can be accessed at clinicaltrials.gov.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and inflammatory diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of preclinical stage degraders of IRAK4 and STAT6, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: the tolerability, safety profile, therapeutic potential and other advantages of bexobrutideg; and the potential role of bexobrutideg in the treatment of patients with chronic lymphocytic leukemia (CLL), Waldenström macroglobulinemia, and non-Hodgkin lymphoma (NHL) indications. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) the risks inherent in the drug development process, including the unexpected emergence of adverse events or other undesirable side effects during clinical development; (ii) uncertainties related to the timing and results of clinical trials; (iii) whether Nurix will be able to fund its research and development activities and achieve its research and development goals; (iv) the impact of economic and market conditions and global and regional events on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) whether Nurix will be able to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal period ended August 31, 2025, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:
Investors
Kris Fortner
Nurix Therapeutics, Inc.
Kfortner@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

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